Schedule 14A Information

                    Proxy Statement Pursuant to Section 14(a)
                   of the Securities and Exchange Act of 1934
                                (Amendment No. )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                          GLOBAL MED TECHNOLOGIES, INC.
                -----------------------------------------------
                (Name of Registrant as Specified in its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]   No fee required.
[ ]   Fee computed on the table below per Exchange Act Rules 14a-6 (i) (4) and
      0-11.
      (1)  Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------------
      (2)  Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------------
      (4)  Proposed maximum aggregate value of transaction:

           ---------------------------------------------------------------------

      (5)  Total fee paid:

           ---------------------------------------------------------------------
[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      (1)   Amount previously paid:
                                   ---------------------------------------------
      (2)   Form, Schedule or Registration Statement No.:
                                                         -----------------------
      (3)   Filing Party:
                        --------------------------------------------------------
      (4)   Date Filed:
                       ---------------------------------------------------------

                          GLOBAL MED TECHNOLOGIES, INC.
                         12600 West Colfax, Suite A-500
                            Lakewood, Colorado 80215
                                 (303) 238-2000

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held On July 10, 1997

--------------------------------------------------------------------------------
                                                                   June 26, 1997

TO THE SHAREHOLDERS OF GLOBAL MED TECHNOLOGIES, INC.:

     An Annual Meeting of Shareholders of Global Med Technologies, Inc., a Colorado corporation (the "Company"), will be held at the Company's offices at 12600 West Colfax, Suite A-500, Lakewood, Colorado 80215 on July 10, 1997 at 10:00 a.m., Mountain Time, to consider and take action on:

     1. The  election  of four (4)  directors  to serve  until  the next  Annual
Meeting of Shareholders and until their successors have been elected and qualified. (Each shareholder entitled to vote at the meeting has the right to vote the number of shares held by him for each of the four (4) director nominees. Election of the director nominees requires the affirmative vote of a majority of the votes cast at the Annual Meeting.)

     2. Such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

     The discussion of the proposals of the Board of Directors set forth above is intended only as a summary, and is qualified in its entirety by the information relating to the proposals set forth in the accompanying Proxy Statement.

     Only shareholders of record at the close of business on June 25, 1997, will be entitled to notice of and to vote at this annual meeting, or any adjournment or adjournments thereof.

     Date:  June 26, 1997               By Order of the Board of  Directors:

                                        Michael I. Ruxin, M.D., Chairman of the
                                        Board of Directors and Chief Executive
                                        Officer

     YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.

                             YOUR VOTE IS IMPORTANT

                          GLOBAL MED TECHNOLOGIES, INC.

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY 10, 1997

                                  June 26, 1997

     THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH A SOLICITATION OF PROXIES (IN THE FORM ENCLOSED) BY THE BOARD OF DIRECTORS OF GLOBAL MED TECHNOLOGIES, INC. (THE "COMPANY") TO BE USED AT THE ANNUAL MEETING OF SHAREHOLDERS AT 10:00 A.M. (MOUNTAIN TIME), ON JULY 10, 1997 AT THE COMPANY'S OFFICES AT 12600 WEST COLFAX, SUITE A-500, LAKEWOOD, COLORADO 80215. THE PROXY AND PROXY STATEMENT WILL BE MAILED TO SHAREHOLDERS ON OR ABOUT JUNE 26, 1997.

                              REVOCABILITY OF PROXY

     If the enclosed Proxy is executed and returned, it will be voted on the proposal as indicated by the shareholder. The Proxy may be revoked by the shareholder at any time prior to its use by notice in writing to the Secretary of the Company, by executing a later dated proxy and delivering it to the Company prior to the meeting or by voting in person at the meeting.

                                  SOLICITATION

     The cost of preparing, assembling and mailing the Notice of Meeting, Proxy Statement and Proxy (the "Proxy Materials"), miscellaneous costs with respect to the Proxy Materials and solicitation of the Proxies will be paid by the Company. The Company also may use the services of its directors, officers and employees to solicit Proxies, personally or by telephone and telegraph, but at no additional salary or compensation. The Company intends to request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the Proxy Materials to those persons for whom they hold such shares and request authority for the execution of the Proxies. The Company will reimburse them for the reasonable out-of-pocket expenses incurred by them in so doing.

              VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS THEREOF

     Shareholders of record at the close of business on June 25, 1997 will be entitled to vote on all matters. On the record date the Company had 7,908,752 shares of Common Stock, $.01 par value (the "Common Stock"), outstanding. The holders of the Common Stock are entitled to one vote per share. The Company has no class of voting securities outstanding other than its Common Stock. One third of the issued and outstanding shares of the Company's Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum at any shareholders' meeting. Broker non-votes and abstentions will be counted for purposes of determining a quorum; however, they will not be counted as votes cast. Therefore, such votes will not affect the outcome of the voting on Proposal Number One relating to the election of the Company's directors.

     The following table sets forth certain information as of June 25, 1997 the ownership of the Company's Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Stock, (ii) each director and executive officer of the Company, and (iii) all directors and executive officers of the Company as a group:

Name and Address of                                                      Amount and Nature of            Percent
Beneficial Owner                                 Title                   Beneficial Ownership(1)        of  Class
--------------------                             -----                   ----------------------         ---------
Michael I. Ruxin, M.D.(1)(9)               Chairman of the Board               906,250(2)                  11.1%
12600 W. Colfax                            and CEO
Suite A-500
Lakewood, CO 80215

Joseph F. Dudziak(1)                       President and COO                    46,914(3)                   0.6%
12600 W. Colfax
Suite A-500
Lakewood, CO 80215

William J. Collard (1)(9)                  Secretary/Treasurer,                613,006(4)(5)(11)            7.5%
11121 Sun Center Drive                     Director and Wyndgate
Suite C                                    President (11)
Rancho Cordova, CA 95670

Gerald F. Willman, Jr. (1)(9)              Director and Wyndgate               882,514(6)                  10.9%
11121 Sun Center Drive                     Vice President (11)
Suite C
Rancho Cordova, CA 95670

Bart K. Valdez (1)                         Acting Chief Financial Officer        8,700(8)                  Nil
12600 W. Colfax Ave.                       and DataMed Director of
Suite A-500                                Operations (11)
Lakewood, CO 80215

Lori J. Willman (1) (9)                                                        882,514(7)                  10.9%
11121 Sun Center Drive
Suite C
Rancho Cordova, CA 95670

Gordon E. Segal                            Director                            256,667(10)                  3.2%
340 W. 57th, Apt. 9J
New York, NY 10019

All Directors and Executive                                                  2,714,051                     34.3%
Officers as a group (6 persons)


(1) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.
(2) Includes 6,250 shares underlying warrants issued in connection with the purchase of the Company's 10% notes. In May, 1996 the Company issued $751,200 principal amount of convertible 10% notes accruing interest at 10% per annum until maturity, which was March 6, 1997, in connection with its 10% note offering (the "10% Notes").
(3) Includes options exercisable from June 28, 1996 until June 27, 2006 to purchase 20,000 shares at $2.45 per share, 13,333 shares underlying 10% Notes purchased by Joseph F. Dudziak in the principal amount of $50,000, and 1,081 shares from accrued interest on the 10% Notes and 12,500 shares underlying warrants issued in connection with the purchase of the 10% Notes. Does not include 105,000 shares underlying the unvested portion of Mr. Dudziak's options.
(4) Includes 15,000 shares underlying warrants issued in connection with the purchase of the 10% Notes.
(5) William J. Collard has granted individual options to an employee of Wyndgate to purchase all or any part of 1,633 of his shares of the Company, exercisable until September 21, 2005.
(6) Includes 346,481 shares owned by Lori J. Willman, the spouse of Gerald F. Willman, Jr. Gerald F. Willman, Jr. has granted individual options to certain employees of Wyndgate to purchase all or any part of 109,434 of his shares of the Company, exercisable until September 21, 2005.
(7)  Includes 536,033 shares owned by Gerald F. Willman, Jr., the spouse of Lori
     J. Willman.
(8) Includes 2,700 shares underlying warrants issued in connection with the purchase of the 10% Notes, options exercisable from June 5, 1995 until June 4, 2005 to purchase 4,000 shares at $2.45 per share and options exercisable from September 21, 1995 until September 20, 2005 to purchase 2,000 shares at $2.45 per share. Does not include 44,000 shares underlying the unvested portion of Mr. Valdez's options.
(9) On November 14, 1996, Michael I. Ruxin, William J. Collard, Gerald F. Willman, Jr., Lori J. Willman, Timothy J. Pellegrini and Gordon Segal (collectively, the "Shareholders") entered into a Proxy and Right of First Refusal Agreement (the "Shareholders Agreement") with ODSI pursuant to which each of the Shareholders granted an irrevocable proxy to ODSI to vote their shares of the Company's Common Stock (i) in favor of a proposal to approve any definitive agreement between the Company and ODSI relating to the Technology, or (ii) on any other proposal relating to the sale of any of the stock of the Company or all or substantially all of the assets of the Company or any of the Technology, unless prior to the date of the shareholders' meeting, the definitive agreement has been terminated under certain conditions. Unless earlier terminated, the proxy granted by each of the Shareholders expires November 14, 1997. Each of the Shareholders also granted ODSI a right of first refusal to purchase the Shareholder's shares until November 14, 1997, in the event such Shareholder proposes to transfer, dispose of, or otherwise sell such Shareholder's shares to any third party or grant to any third party an option or other right to buy any shares of the Company's Common Stock held by such Shareholder.
(10) Includes 6,667 shares underlying warrants issued in connection with the 10% Notes. Does not include 10,000 shares underlying unvested options.
(11) The Company consists of two divisions, Wyndgate Technologies ("Wyndgate") and DataMed International ("DataMed"), both of which operate under their respective trade names.


Change in Control
-----------------

     No change in control of the Company has occurred since the beginning of the last fiscal year.


                        DIRECTORS AND EXECUTIVE OFFICERS

     The  following  are the current  directors  and  executive  officers of the
Company:

                                                                                                   Officer or
     Name                               Age               Position                               Director Since
     ----                               ---               --------                               --------------
     Michael I. Ruxin, M.D.             51                Chairman of the Board and                   1989
                                                          CEO

     Joseph F. Dudziak                  59                President and COO                           1995

     William J. Collard                 56                Secretary/Treasurer,                        1995
                                                          Director and Wyndgate
                                                          President

     Gerald F. Willman, Jr.             40                Director and Wyndgate                       1995
                                                          Vice-President

     Bart K. Valdez                     34                Acting Chief Financial Officer              1996
                                                          and DataMed Director of
                                                          Operations

     Gordon E. Segal                    45                Director                                    1997

     MICHAEL I. RUXIN, M.D., the founder of the Company, has been an officer and director of the Company since its incorporation in 1989 and is currently the Chairman and Chief Executive Officer of the Company. From 1982 to 1994, Dr.

Ruxin was a director of GeriMed of America, Inc., a private company administering senior health care centers. From 1985 to 1993, Dr. Ruxin was an officer and director of CBL Medical, Inc. ("CBL"), a public company which managed multiple medical groups, including Medcomp Medical Group which was a group of small clinics owned by Dr. Ruxin. CBL focused on providing second opinions on workers compensation claims. Dr. Ruxin left CBL management in 1988 to found the Company although he remained on the board of CBL due to his continued ownership of clinics until 1993. Five years after Dr. Ruxin left CBL management, in 1993, CBL filed a Petition under Chapter 7 of the Federal Bankruptcy Code to liquidate due to a change in the workers compensation regulations in the State of California. Dr. Ruxin received a B.A. degree from the University of Pittsburgh and an M.D. degree from the University of Southern California. Dr. Ruxin is a licensed physician in California and Colorado. He is a member of the American Association of Medical Review Officers.

     JOSEPH F. DUDZIAK has been President and Chief Operating Officer of the Company since June 1995. From January 1993 to June 1995, he was employed as a "site executive" with Analysts International Corporation, a contract consulting firm engaged primarily in development and support of software. From August 1991 to December 1992, he was a self-employed executive consultant, during which time he provided consulting services primarily to The Wyndgate Group, Ltd., which merged with the Company in May, 1995, in the areas of product development and marketing and the development of a business plan. For the 30 years prior to August 1991, Mr. Dudziak was employed in various capacities (most recently as a group Vice President) by Control Data Corporation ("CDC"), which was involved in the computer systems, software and information management businesses.

     WILLIAM J. COLLARD has been a director and the Secretary/Treasurer of the Company and the President of the Wyndgate division since May 1995. From 1984 to May 1995 he was president and a director of The Wyndgate Group, Ltd., and responsible for directing the sales, operations and research and development efforts of The Wyndgate Group, Ltd. From 1976 to 1984, Mr. Collard was the executive director of Sigma Systems, Inc., a company that provides colleges and other institutions with administrative computer applications. Mr. Collard received a B.S. degree in Business Administration (Finance) and an M.S. degree in Business Administration (Quantitative Methods) from California State University.

     GERALD F. WILLMAN, JR. has been a director of the Company and the Vice President of the Wyndgate division since May 1995. Mr. Willman was director and then a Vice President of The Wyndgate Group, Ltd., from 1984 to 1995 and was responsible for the overall design and development of the products developed by The Wyndgate Group, Ltd., including research of new technologies. Prior to his employment at The Wyndgate Group, Ltd., he was employed as a development team leader at Systems Research, Inc. Mr. Willman received a B.S. degree from Hampden Sydney College and M.B.A. degree from National University.

     BART K. VALDEZ, has been the Acting Chief Financial Officer of the Company since June, 1997 and Director of Operations for DataMed since October, 1996. He was Director of Finance and Operations and also acted as the Principal Financial

Officer for the Company from June 1995 through mid-October 1996. Mr. Valdez functions under the direct supervision of the President and is accountable for the effective operations of the account management team, medical review, data management, vendor management and information systems departments. From 1989 to joining the Company in 1995, he was employed by Baxter International, Inc., a medical supply and manufacturing company, most recently as Regional Director of Operations for the Mountain Region. Mr. Valdez received a B.S. degree in Management from Colorado State University and a M.B.A. degree in Finance from the University of Colorado.

     GORDON E. SEGAL, M.D., has been a director of the Company since April, 1997. Since December 1995, he has been co-founder and principal of M & S Ventures, a privately held investment venture capital firm specializing in biotechnology and health care companies. From January 1992 to December 1995, Dr. Segal was a private venture capitalist. Dr. Segal received a B.A. degree in 1973 from Southern Methodist University and an M.D. degree in 1978 from the University of Tennessee. Dr. Segal is a licensed physician in New York and is a board certified anesthesiologist.

Significant Employee
--------------------

     The following employee makes a significant contribution to the business of the Company:

     L.E. "GENE" MUNDT, age 58, has been the Senior Vice President for Wyndgate since February, 1996, where he is responsible for medical applications. Prior to joining Wyndgate, from 1967 to 1996, Mr. Mundt was employed by Control Data Systems, Inc., a computer hardware and software manufacturer, most recently as the Director, Integration and Consulting Services, Central Region, North and South America Operations. Mr. Mundt received a Bachelors degree in Math from the University of Iowa.

     The directors of the Company are elected to hold office until the next annual meeting of shareholders or until a successor has been elected and qualified. Officers of the Company are elected annually by the Board of Directors and hold office until their successors are duly elected and qualified.

     No arrangement or understanding exists between any of the above officers and directors pursuant to which any one of those persons was selected to such office or position. None of the directors hold directorships in other companies.

     During the last fiscal year the Company's Board of Directors held four (4) meetings and took unanimous action through nine (9) sets of minutes of action. All directors attended all four meetings held.

     The Company has no nominating committee.

     The Company's Audit/Systems Committee acts as the liaison between the Company and its independent public accountants. Dr. Ruxin is currently the only member of this committee. The Audit Committee did not hold any meetings during 1996. The Audit/Systems Committee is responsible for reviewing and approving the scope of the annual audit undertaken by the Company's independent accountants and will meet with the accountants to review the progress and results of their work, as well as any recommendations the accountants may offer. The Audit/Systems Committee will also review the fees of the independent accountants and make recommendations to the Board of Directors as to the appointment of the accountants. In connection with the Company's internal accounting controls, the Audit/Systems Committee will review the internal audit procedures and reporting systems in place at the Company and review their accuracy and adequacy with management and with the Company's independent accountants.

     The Company's Compensation Committee, which will recommend compensation levels to the Board of Directors, consists of Dr. Ruxin and Mr. Collard who have met once as a committee. The Compensation Committee will review salaries, bonuses, and other forms of compensation for officers and key employees of the Company and its subsidiaries, and will establish salaries, benefits, and other forms of compensation for new employees. Included in the Compensation Committee's responsibility is the issuance of stock bonuses and stock options under the Company's two stock option/bonus plans. In addition, the Compensation Committee will review other matters concerning compensation and personnel as the Board of Directors may request. The Compensation Committee will design the Company's compensation to enable the Company to attract, retain, and reward highly qualified executives, while maintaining a strong and direct link between executive pay, the Company's financial performance, and total stockholder return. The Compensation Committee believes that officers and certain other key employees should have a significant stake in the Company's stock price performance under programs which link executive compensation to stockholder return.

Family Relationships
--------------------

     There are no family relationships among the Company's officers and directors.

Involvement in Certain Legal Proceedings
----------------------------------------

     No officer, director, significant employee, promoter or control person of the Company has been involved in any event of the type described in Item 401(d) of Regulation S-B during the past five years.

Compliance with Section 16(a) of the Exchange Act
-------------------------------------------------

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), requires the Company's executive officers and directors, and persons who own more than 10% of the outstanding common stock of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and Nasdaq. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal 1996, its executive officers, directors and greater than ten percent shareholders complied with all applicable filing requirements.


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table
--------------------------

     The following table sets forth information regarding compensation paid to the Company's CEO and the other executive officers of the Company who received in excess of $100,000 of salary and bonus from the Company during the fiscal years ended December 31, 1994, 1995 and 1996:

                        Annual Compensation ($$)         Long Term Compensation
                        ------------------------         ----------------------
                                                                 Awards
                                                                 ------
                                                           Restricted
     Name and                                                Stock       Option           Other
     Position         Year      Salary        Bonus          Awards      & SARs        Compensation
------------------    ----      ------        -----        -----------   ------        -------------
                                 ($$)          ($$)          ($$)         (##)             ($$)
Michael I. Ruxin,     1996     $195,000          -0-          -0-         -0-           $ 16,520(1)
Chairman and CEO      1995     $190,000          -0-          -0-         -0-           $ 16,520(1)
                      1994     $180,000          -0-          -0-         -0-           $  8,216(2)

Joseph F. Dudziak,    1996     $110,000          -0-          -0-       25,000(3)       $  4,800(4)
President and COO     1995     $105,000          -0-          -0-      100,000(3)       $  4,800(4)
                      1994        -0-            -0-          -0-         -0-           $   -0-

William J. Collard,   1996     $100,000          -0-          -0-         -0-           $188,400(5)
Secretary/Treasurer   1995     $100,000          -0-          -0-         -0-           $ 30,400(5)
 and Director,        1994     $ 75,000        $100(6)        -0-         -0-           $   -0-
 Wyndgate President

------------------
(1) Dr. Ruxin receives $5,000 per annum in life insurance premiums and a $960 per month car allowance.
(2) Dr. Ruxin received a car allowance of $368 per month, and $3,800 in life insurance premiums.
(3) In June 1995, Mr. Dudziak received options to purchase 100,000 shares exercisable at $2.45 per share. In September 1996, Mr. Dudziak received options to purchase 25,000 shares exercisable at $2.50 per share. These options vest at the rate of 20% per year. No value has been attributed to these options since the exercise price was the estimated fair value of the Company's shares at the time of grant.
(4)  Mr. Dudziak receives $400 per month car allowance.
(5) Mr. Collard receives a $450 per month car allowance. In 1995, Mr. Collard received $25,000 under his non-compete agreement. In 1996, Mr. Collard received $175,000 under his non-compete agreement and reimbursement for a vacation in the approximate amount of $8,000.
(6)  In 1994, Mr. Collard received a performance bonus of $100.


Option Grants
-------------

     The following table sets forth certain information regarding options to purchase shares of Common Stock issued to Executive Officers of the Company during the fiscal year ended December 31, 1996:

                                               OPTION GRANTS IN 1996

                                Number of
                               Securities
                               Underlying            % of Total Options
                                Options                 Granted to
         Name                   Granted              Employees in 1996       Exercise Price       Expiration Date
         ----                  ----------            -----------------       --------------       ---------------
Joseph F.  Dudziak             25,000(1)                  10.8%                  $2.50                09/30/06

Bart K. Valdez                 30,000(2)                  13.0%                  $2.50                09/30/06

------------------
(1) Options to purchase 5,000 shares vest each year Mr. Dudziak remains in the employ of the Company, beginning September 30, 1997 and continuing each September 30 thereafter. Once vested, the options are exercisable for a ten year period.
(2) Options to purchase 6,000 shares vest each year Mr. Valdez remains in the emoloy of the Company, beginning September 30, 1997 and continuing each September 30 thereafter. Once vested, the options are exercisable for a ten year period.


     There  were  no  options  exercised  during  the  last  fiscal  year by the
Company's executive officers, and no value has been ascribed to their unexercised options at December 31, 1996 as there was no public market for the Company's Common Stock.

Employment Contracts and Termination of Employment
--------------------------------------------------

     The Company has entered into an employment agreement with Dr. Ruxin for a period of five years commencing May 24, 1995. The initial term of this agreement can be extended at the close of the second year for an additional two years beyond the initial term (creating a term of seven years from May 24, 1995). Under the agreement, Dr. Ruxin receives a salary of $190,000 per year and certain other fringe benefits. Dr. Ruxin's employment agreement includes a cost-of-living increase at the rate of 2 1/2% per annum, plus any other increase which may be determined from time to time at the discretion of the Company's Board of Directors. Pursuant to the employment agreement, Dr. Ruxin is provided with a car on such lease terms to be determined by the Company, provided that the monthly operating costs (including lease payments) to be paid by the Company will not exceed $960. The agreement also includes a covenant not to compete for which Dr. Ruxin was to be paid a lump sum of $115,000 on January 1, 1996. No payments have been made in connection with the covenant not to compete. The covenant not to compete will terminate the later of five years from the date of the agreement or the term of the agreement; hence, the Company will not receive any benefit from the covenant not to compete unless the agreement is terminated prior to May 24, 2000. Dr. Ruxin has now agreed that such payment will have to be made only if and when the Company has sufficient cash flow, as determined by the Board of Directors. Dr. Ruxin's employment under the employment agreement may be terminated by Dr. Ruxin upon the sale by the Company of substantially all of its assets, the sale, exchange or other disposition of at least 40% of the outstanding voting shares of the Company, a decision by the Company to terminate its business and liquidate its assets, the merger or consolidation of the Company with another entity or an agreement to such a merger or consolidation or any other type of reorganization, or if the Company makes a general assignment for the benefit of creditors, files for voluntary bankruptcy or if a petition for the involuntary bankruptcy of the Company is filed in which an order for relief is entered and remains in effect for a period of thirty days or more, or if the Company seeks, consents to, or acquiesces in the appointment of a trustee, receiver or liquidator of the Company or any material part of its assets. Dr. Ruxin's employment under the employment agreement also may be terminated by reason of Dr. Ruxin's death or disability or for cause as set forth in the employment agreement. If the agreement is terminated by the Company for any reason other than cause or permanent disability, the Company must pay Dr. Ruxin a lump sum severance payment of $2.5 million.

     On May 24, 1995, the Company also entered into a five year employment agreement with William J. Collard which contains the same extension provision and reasons for termination as does Dr. Ruxin's agreement, and provides for an annual salary of $100,000. Mr. Collard's employment agreement includes a cost-of-living increase at the rate of 2 1/2% per annum, plus any other increase which may be determined from time to time at the discretion of the Company's Board of Directors. Mr. Collard's agreement also contains a covenant not to compete, with payments of $100,000 for the covenant to have been made on January 1, 1996 and May 24, 1996, respectively. Aggregate payments of $200,000 were made as follows: $25,000 in December, 1995; $75,000 in January, 1996; and $100,000 in
May, 1996. The covenant not to compete will terminate the later of five years from the date of the agreement or the term of the agreement; hence, the Company will not receive any benefit from the covenant not to compete unless the agreement is terminated prior to May 24, 2000. If Mr. Collard's agreement is terminated by the Company for any reason other than cause or permanent disability, the Company must pay him a lump sum severance payment of $2.5 million. Mr. Collard also receives a car allowance of $450 per month.

     The Company also has an employment agreement with Gerald F. Willman, Jr. which contains an extension provision for the term of the agreement and reasons for termination similar to those of Dr. Ruxin and Mr. Collard with an annual salary of $95,000, except the initial term is for three years commencing May 24, 1995 and the extension is for an additional two years. Mr. Willman's employment agreement includes a cost-of-living increase at the rate of 2 1/2% per annum, plus any other increase which may be determined from time to time in the discretion of the Company's Board of Directors. The employment agreement requires that if he is terminated by the Company for any reason other than cause or permanent disability, the Company must pay Mr. Willman a lump sum severance payment of $1.0 million. The Company has also agreed to reimburse Mr. Collard for a vacation in the approximate amount of $10,000.

     On June 28, 1995, the Company entered into a two year employment agreement with Joseph F. Dudziak for a two year term pursuant to which Mr. Dudziak earns a salary of $105,000 per year. Mr. Dudziak's employment agreement contains the same reasons for termination as the other employment agreements described above, but does not include the same extension provision or an annual cost-of-living increase. However, if increased, his salary may not be decreased thereafter during the term of the agreement without Mr. Dudziak's consent. If Mr. Dudziak's employment is terminated by the Company for any reason other than for cause or permanent disability, the Company is required to pay Mr. Dudziak his salary and benefits for the full two years. Mr. Dudziak is entitled to certain incentive compensation based on the Company's pre-tax profits for 1996, which were not met. The agreement also grants Mr. Dudziak options to purchase an aggregate of 100,000 shares of the Company's Common Stock. Subject to early vesting in options vest over a five year period at the rate of 20% per year and are exercisable at $2.45 per share, which was the estimated fair value of the shares at the time of grant. Mr. Dudziak receives a car allowance of $400 per month. In May, 1997, the Company paid Mr. Dudziak approximately $25,000 for moving expenses incurred in 1995 in connection with his employment by the Company.

     On February 8, 1996, the Company entered into an employment  agreement with
L. E. "Gene" Mundt for a three year term pursuant to which Mr. Mundt earns a salary of $95,000 per year. Mr. Mundt's employment agreement contains the same reasons for termination as the other employment agreements described above, but does not include an extension provision or an annual cost-of-living increase. If Mr. Mundt's salary is increased, it may not be decreased thereafter during the term of the agreement without Mr. Mundt's consent. If Mr. Mundt's employment is terminated for any reasons other than for cause or permanent disability, the Company is required to pay Mr. Mundt his salary and benefits for the full three year period. Mr. Mundt is entitled to certain incentive compensation based on the Company's pre-tax profits for 1996. The agreement also grants Mr. Mundt options to purchase an aggregate of 75,000 shares of the Company's Common Stock at an exercise price of $3.75 per share which was the estimated fair value of the shares at the time of grant. Under the terms of the agreement, Mr. Mundt receives non-qualified stock options to purchase 25,000 shares of Common Stock which are exercisable for ten years from the date of the agreement and incentive stock options to purchase 50,000 shares of common stock which, subject to early vesting in certain circumstances, vest over a five year period at the rate of 20% per year. Mr. Mundt receives a car allowance of $400 per month. During 1996, the Company paid Mr. Mundt approximately $42,000 for moving expenses.

     The Company also has an employment agreement with Bradley V. Maberto which contains an extension provision for the term of the agreement and reasons for termination similar to those of Mr. Willman. The agreement provides for an annual salary of $55,000. The initial term for the agreement is three years commencing on May 24, 1995 and the extension is for an additional two years. Mr. Maberto's employment agreement includes a cost-of-living increase at the rate of 2 1/2% per annum, plus any other increase which may be determined from time to time in the discretion of the Company's Board of Directors. The agreement requires that if Mr. Maberto is terminated by the Company for any reason other than cause or permanent disability, the Company must pay Mr. Maberto a lump sum severance payment of $1.0 million.

Compensation of Directors
-------------------------

     STANDARD ARRANGEMENTS. Members of the Company's Board of Directors are not compensated in their capacities as directors. However, the Company reimburses all of its officers, directors and employees for accountable expenses incurred on behalf of the Company.

     OTHER ARRANGEMENTS. The Company has no other arrangements pursuant to which any director of the Company was compensated during the year ended December 31, 1996.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                 ----------------------------------------------

     In May 1996, Gordon Segal, Michael I. Ruxin, William J. Collard, Joseph F. Dudziak and Bart K. Valdez, officers and directors of the Company, purchased 10% Notes in the principal amounts of $25,000, $25,000, $60,000, $50,000 and $11,200, respectively, in the 10% Note offering by the Company. Drs. Segal and Ruxin and Messrs. Collard, Dudziak and Valdez were also issued warrants to purchase 6,250, 6,250, 15,000, 12,500 and 2,800 shares of the Company's Common Stock, respectively, at $3.75 per share in connection with their purchase of the 10% Notes. The purchases of the 10% Notes were on the same terms and conditions as purchases by non-affiliates. In March 1997, Drs. Segal and Ruxin, and Messrs. Collard and Valdez were repaid the principal amounts of their 10% Notes, plus interest thereon. Joseph F. Dudziak converted his 10% Note, plus the accrued interest thereon, into a total of 14,414 shares of Common Stock ($3.75 per share).

     The Board of Directors of the Company has adopted resolutions that no business transaction, loan or advance will be made by the Company to any officer, director or holder of more than 5% of the Company's Common Stock, or any affiliate thereof, unless it has been established that a bona fide business purpose exists, that all future transactions between the Company and its officers, directors, or principal shareholders, or any affiliate of any of such person, must be approved or ratified by a majority of the disinterested directors of the Company, and the terms of such transaction must be no less favorable to the Company than could have been realized by the Company in an arms-length transaction with an unaffiliated person. The Company believes that all ongoing transactions with the Company's affiliates are on terms no less favorable than could be obtained from unaffiliated third parties.

     The Board of Directors of the Company has also adopted a resolution that provides that the areas of business in which the Company shall be interested for the purpose of the doctrine of corporate opportunities shall be the business of information management software products and services. Any business opportunity which falls within such areas of interest must be brought to the attention of the Company for acceptance or rejection prior to any officer or director of the Company taking advantage of such opportunity. Any business opportunity outside such areas of interest may be entered into by any officer or director of the Company without the officer or director first offering the business opportunity to the Company.

     Dr. Ruxin personally guaranteed the Company's $1 million line of credit which was repaid from proceeds of the Company's February 1997 public offering and various leases totaling approximately $1.2 million.

     On May 5, 1995, the shareholders of the Company approved a loan in the amount of $161,500, with interest at 8% per annum, made by the Company to Sonya
M. Levine, the wife of Michael I. Ruxin, in 1994, which had not previously been approved by the shareholders in accordance with Colorado corporate law.

Effective June 30, 1995, the Company forgave Ms. Levine's note in consideration of the forgiveness of a note payable by the Company to Dr. Ruxin in the same amount and at the same interest rate as Ms. Levine's note.

         In June 1995, the Company agreed to pay approximately $35,000 in tax liability incurred by the shareholders of The Wyndgate Group, Ltd. (an "S" corporation) in connection with the merger between The Wyndgate Group, Ltd. and the Company.


                               PROPOSAL NUMBER ONE

                              ELECTION OF DIRECTORS

     The following four (4) persons are to be nominated as directors of the Company for a term of one year and until the election and qualification of their successors: Michael I. Ruxin, M.D., William J. Collard, Gerald F. Willman, Jr. and Gordon E. Segal. These four nominees for directors constitute the Company's current Board of Directors. The persons named in the proxy intend to vote for Dr. Ruxin and Messrs. Collard, Willman and Segal who have been recommended for election by the Board of Directors of the Company, unless a shareholder withholds authority to vote for any or all of the nominees. If any nominee is unable to serve or, for good cause, will not serve, the persons named in the proxy reserve the right to substitute another person of their choice as nominee in his place. Each of the nominees has agreed to serve if elected.

Information About Director Nominees
-----------------------------------

         For information about the director nominees, see DIRECTORS AND EXECUTIVE OFFICERS.

Vote Required
-------------

     Each shareholder entitled to vote at the meeting has the right to vote the number of shares held by him for each of the four (4) director nominees. Election of the director nominees requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

                           COMPANY'S RELATIONSHIP WITH
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     A representative of Ernst & Young LLP, Denver, Colorado, the Company's independent certified public accountants, may be present at the Annual Meeting to respond to appropriate questions and to make a statement if he so desires. The Company intends to select Ernst & Young LLP as its independent certified public accountants to perform an audit of the accounts of the Company for the fiscal year ending December 31, 1997.

                              FINANCIAL INFORMATION

     A copy of the Company's Annual Report for the fiscal year ended December 31, 1996, including Audited Financial Statements, and its Form 10-Q for the quarter ended March 31, 1997 are being sent to shareholders with this Proxy Statement.


                                  OTHER MATTERS

     Management does not know of any other matters to be brought before the meeting. However, if any other matters properly come before the meeting, it is the intention of the appointees named in the enclosed form of proxy to vote in accordance with their best judgment on such matters.


                              SHAREHOLDER PROPOSALS

         Any shareholder proposing to have any appropriate matter brought before the 1998 Annual Meeting of Shareholders must submit such proposal in accordance with the proxy rules of the Commission. Such proposals should be sent to the Secretary of the Company not later than February 24, 1998 to be considered for inclusion in the 1998 Proxy Statement.

                                         By Order of the Board of Directors:

                                         GLOBAL MED TECHNOLOGIES, INC.




Date:  June 26, 1997                     Michael I. Ruxin, M.D.
                                         Chairman of the Board of
                                         Directors

-------------------------------------------------------------------------------

                                      PROXY
------------------------------------------------------------------------------

                          GLOBAL MED TECHNOLOGIES, INC.

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY 10, 1997

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     KNOW ALL MEN BY THESE PRESENTS: That the undersigned shareholder of Global Med Technologies, Inc. (the "Company") hereby constitutes and appoints Michael
I. Ruxin, M.D. and Joseph F. Dudziak, or either of them, as attorneys and proxies to appear, attend and vote all of the shares of the Common Stock of Global Med Technologies, Inc. standing in the name of the undersigned at the Annual Meeting of Shareholders of Global Med Technologies, Inc. to be held at the Company's office at 12600 West Colfax, Suite A-500, Lakewood, Colorado 80215, on July 10, 1997, at 10:00 a.m., Mountain Time, and at any adjournment or adjournments thereof:

     1. To elect the following four (4) directors to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified: Michael I. Ruxin, William J. Collard, Gerald F. Willman, Jr. and Gordon Segal. (Each shareholder entitled to vote at the meeting has the right to vote the number of shares held by him for each of the four (4) director nominees. Election of the director nominees requires the affirmative vote of a majority of the votes cast at the Annual Meeting.)

     For all nominees
                      -------.
     Withhold authority to vote for all nominee(s)
                                                   ------.
     Withhold authority to vote for nominee(s) named below:

     -------------------------------

     -------------------------------

     2. To transact such other business as may properly come before the meeting.

     THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED HEREON WITH RESPECT TO PROPOSAL ONE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED HEREBY WILL BE VOTED FOR PROPOSAL ONE. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS.

     Please mark, date and sign your name exactly as it appears hereon and return the Proxy in the enclosed envelope as promptly as possible. It is important to return this Proxy properly signed in order to exercise your right to vote if you do not attend the meeting and vote in person. When signing as agent, partner, attorney, administrator, guardian, trustee or in any other fiduciary or official capacity, please indicate your title. If stock is held jointly, each joint owner must sign.

Date:  ____________, 1997
                                       -----------------------------------------
                                       Signature(s)

                                       Address if different from that on label:


                                       -----------------------------------------
                                       Street Address


                                       -----------------------------------------
                                       City, State and Zip Code


                                       -----------------------------------------
                                       Number of shares

Please check if you intend to be present at the meeting:
                                                         --------